EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos., 333-249831 on Form S-1, No. 333-234781 on Form S-3 and Nos. 333-184214, 333-189684, 333-237323 and 333-265857 on Form S-8 of our reports dated March 15, 2024, relating to the consolidated financial statements of Summit Midstream Partners, LP (the “Partnership”), and the effectiveness of the Partnership's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Summit Midstream Partners, LP for the year ended December 31, 2023.
/s/ Deloitte & Touche, LLP
Houston, Texas
March 15, 2024